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                                                                   Exhibit 10.19

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                              PRODUCTION AGREEMENT

                             NXSTAGE MEDICAL, INC. &

                                KMC SYSTEMS, INC.

                                   JUNE, 2005

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                              PRODUCTION AGREEMENT

      THIS PRODUCTION AGREEMENT (the "AGREEMENT"), effective as of June 27, 2005 (the "EFFECTIVE DATE"), by and between NXSTAGE MEDICAL, INC., a Delaware corporation, having a principal place of business at 439 South Union Street, 5th Floor, Lawrence, MA 01843 ("NX") and KMC SYSTEMS, INC., a Delaware corporation, having a principal place of business at 220 Daniel Webster Highway, Merrimack, NH 03054 ("KMC").

      WHEREAS, NX is the owner of certain proprietary technology and expertise in the field of dialysis;

      WHEREAS, KMC has expertise in the design, development and manufacture of medical instrumentation and equipment; and

      WHEREAS, NX desires to appoint KMC, and KMC desires to accept NX's appointment, as NX's manufacturer of the Instrument (as defined below) on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1.    DEFINITIONS

      As used in this Agreement:

            1.1 "ATP" shall mean the Acceptance Test Procedures developed by KMC and approved by NX, a copy of which is annexed hereto as Attachment 1.

            1.2 "BILL OF MATERIALS" shall mean all materials necessary for the production of the Instrument, as specified in Attachment 2 annexed hereto, as may be amended from time to time by KMC.

            1.3 "BUSINESS DAY" shall mean a day that is not Saturday, Sunday or a federal or New Hampshire holiday on which commercial banks are closed for business in New Hampshire.

            1.4 "DOLLARS" or "$" shall mean United States dollars.

            1.5 "ECO" shall mean an Engineering Change Order, a standard KMC document used to control incorporation of changes in the TDP.

            1.6 "EFFECTIVE DATE" shall have the meaning set forth in the title to this Agreement.

            1.7 "EXTENSION TERM" shall have the meaning set forth in Section
12.1 hereof.

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            1.8 "FDA" shall mean the United States Food and Drug Administration or any successor agency thereof.

            1.9 "FORECAST" shall have the meaning set forth in Section 6.4 hereof.

            1.10 "INITIAL TERM" shall have the meaning set forth in Section 12.1 hereof.

            1.11 "INSTRUMENT" shall mean a commercial production unit of the NxStage System One Cycler((TM)) as, described further in Attachment 3 annexed hereto, together with all future upgrades, modifications and derivatives thereof.

            1.12 "INTELLECTUAL PROPERTY" shall mean

                  (a) all patents, patent applications, patent rights and inventions, discoveries, improvements and invention disclosures (whether or not patentable);

                  (b) all trade names, trade dress, logos, registered and unregistered trademarks and service marks and applications and all related goodwill;

                  (c) all copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above; and

                  (d) all know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes and techniques and results, all of which are developed and paid for by NX under this Agreement with respect to the Instrument.

            1.13 "ISO" shall mean maintaining a quality system certified by a notified body to the International Standards Organization Quality System Standard ISO 13485: 1996, Medical Devices Quality Management Systems.

            1.14 "KMC WORK PRODUCT" shall have the meaning set forth in Section
13.2 hereof.

            1.15 "ORIGINAL AGREEMENT" shall mean that certain Development and Production Agreement NX and KMC dated as of October 6, 1999, as amended on May 9, 2000, February 2, 2001, February 22, 2002 and August 10, 2004.

            1.16 "QSR" shall mean the Quality System Regulation 21 of the Code of Federal Regulations, part 820, for the development and manufacture of medical devices and in-vitro diagnostic products.

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            1.17 "QUALITY PLAN" shall mean the KMC Manufacturing Quality Plan prepared by KMC and approved by NX, annexed hereto as Attachment 4, which defines the procedures, practices and requirements for the manufacture of the Instrument by KMC.

            1.18 "SKU" shall mean the stock keeping unit designated for a particular Instrument.

            1.19 "TDP" shall mean the technical data package for the Instrument which includes, without limitation, detailed mechanical drawings, assembly drawings, component specification drawings, bill of materials, schematic and assembly drawings, specifications relating to all of the foregoing, and the ATP.

            1.20 "TERM" shall mean the Initial Term and any Extension Term pursuant to Section 12.1 hereof.

            1.21 "UNITED TRANSFER PRICE" shall have the meaning set forth in
Section 7.1 hereof.

            1.22 "WORK PRODUCT" shall have the meaning set forth in Section 13.1 hereof.

            1.23 "WORK REQUEST" shall mean a written document proposing changes, or additions of work scope to the then existing agreed upon scope of services and work to be performed by KMC. A Work Request will state the reason or basis of the request, an estimate of the anticipated costs associated with such changes or additions and an estimate of the impact on the schedule and the Unit Transfer Price.

      2.    EXCLUSIVITY

            2.1 NX (including its affiliates and their respective licensees) shall, directly and indirectly, throughout the Initial Term, purchase all of the world-wide requirements for the Instrument exclusively from KMC, and KMC shall produce for and sell to NX (including its affiliates and their respective licensees) all of their world-wide requirements for the Instrument, all on the terms and conditions of this Agreement. Notwithstanding anything to the contrary in this Section 2.1, NX shall have the right to manufacture the Instrument itself and to assemble its products that include the Instrument.

            2.2 At any time during the Initial Term, NX shall have the right to change KMC's exclusive manufacturing rights hereunder to non-exclusive rights by providing KMC with not less than [**] prior written notice thereof and paying to KMC an amount equal to [**] percent ([**]%) of the Unit Transfer Price for each Instrument manufactured by any other party during the Initial Term up to the aggregate amount of $[**] Dollars). The foregoing amount shall be paid to KMC by NX on a monthly basis, accompanied by a statement setting forth the number of Instruments manufactured by such other parties. KMC shall have the right, upon [**] notice, to audit the underlying records supporting such statements. The foregoing fee shall not be payable by NX with respect to units of the Instrument manufactured by a second source as a result of NX's exercise of its rights under
Section 2.2 hereof, or with respect to units of the

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Instrument manufactured by NX as a result of NX's exercise of its rights under
Section 2.1 hereof.

            2.3 Notwithstanding the provisions of Section 2.1 hereof, in the event that during the Initial Term KMC is unable, due solely to acts or omissions by it or any of its suppliers to fulfill [**] percent ([**]%) of its Delivery Commitment under Section 6 hereof for [**] then, and only in such event (except as otherwise provided in Section 2.1 hereof), NX shall have the right to appoint and use a second source of supply for the Instruments. Any such appointment must be made upon written notice provided to KMC not later than [**] following KMC's failure to meet the delivery commitment for the [**].

            2.4 In the event of the appointment of a second source manufacturer pursuant to Sections 2.2 or 2.3 hereof, or in the event of NX manufacturing the Instrument itself pursuant to Section 2.1 hereof, KMC shall (at NX's expense) cooperate in the transfer of technical data in its possession in order to assist such second source, or NX, in producing the Instrument.

      3.    REGULATORY RESPONSIBILITY

            3.1 NX shall be responsible for all submissions in connection with and obtaining all necessary regulatory approvals to market, distribute and sell the Instruments. NX shall also be responsible for all follow-up communication and actions with regulatory agencies related to the Instrument, including but not limited to any import and export regulations, device tracking requirements and medical device reporting. KMC shall assist and support these efforts as reasonably required by NX and at NX's expense.

            3.2 KMC will be responsible for maintaining an FDA registered medical device manufacturing facility, in compliance with current QSR regulations. If at any time during the Term, KMC is found to be non-compliant with applicable QSR requirements, it shall immediately notify NX and promptly provide and implement a corrective action plan. In addition, KMC shall take such remedial action (at its expense, and after prior consultation and agreement with NX, which agreement shall not be unreasonably withheld or delayed) which may be mandated by the FDA with regard to the Instruments, if any, shipped during non-compliance with QSR regulations.

            3.3 KMC will be responsible for maintaining an ISO registered medical device manufacturing facility, in compliance with current regulations. If at any time during the Term, KMC is found to be non-compliant with applicable ISO requirements, it shall immediately notify NX and promptly provide and implement a corrective action plan.

      4.    TOOLING AND TEST EQUIPMENT

      KMC will purchase, with NX's approval and at NX's expense in accordance with Section 9.1 hereof, or NX will supply at its expense, all additional necessary tooling and test equipment for the build, test and delivery of the Instrument that has not already been purchased or supplied under the Original Agreement. All such tooling and test equipment paid for (or supplied) by NX in accordance with the provisions of this Agreement or the Original Agreement

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shall remain the property of NX. KMC shall safeguard and maintain such tooling and test equipment in the same manner as it does its own tooling and equipment, provided that NX shall be responsible for all maintenance beyond ordinary and routine maintenance and for refurbishment and/or replacement of such tooling and test equipment, except where the refurbishment and/or replacement is caused by the negligence or willful misconduct of KMC. All tooling and test equipment developed and owned by KMC prior to this Agreement and all tooling and test equipment not paid for (or supplied) by NX shall remain the property of KMC. KMC shall not use any such tooling and test equipment paid for or supplied by NX to manufacture or test products for anyone other than NX.

      5.    PRODUCTION OF INSTRUMENTS

            5.1 Upon receipt of the purchase orders for the Instruments from NX which are accepted in accordance with Section 6.2 hereof, KMC will build, test, label and ship the Instruments in accordance with applicable QSR regulations and the TDP.

            5.2 Instruments manufactured by KMC shall be subjected to the ATP prior to shipment. Instruments shall be shipped after meeting the requirements of the ATP, as confirmed by KMC's written certification provided to NX. NX shall only accept Instruments which meet the requirements of the ATP as so certified by KMC, subject to the F.O.B. conditions specified within Section 10.1. Any claims for defects in the Instruments must thereafter be made pursuant to the warranty provisions of Article 11 hereof

            5.3 NX will supply to KMC at NX's expense any NX proprietary disposables required to complete the ATP.

            5.4 The Instruments shall contain such trademarks, tradenames and logos, and patent markings as NX may designate from time to time.

            5.5 KMC and NX shall each identify an individual who has the primary responsibility for maintaining contact and communication with the other.

            5.6 NX may elect to have KMC provide post-production services in support of the Instrument. These services may include, without limitation: management of spare parts/sub-assembly inventory (including shipments to field service sites), development of test equipment and procedures for testing of spare parts/sub-assemblies and/or post-warranty repair and refurbishment services. The parties shall negotiate a separate agreement to cover such support services.

      6.    FORECASTS AND PURCHASE ORDER.

            6.1 NX shall submit by registered mail, telefax or email, addressed to the attention of the KMC Contract Administration Department, firm, binding and irrevocable written purchase orders authorizing KMC to manufacture the Instruments under the purchase order and obligating NX to purchase such Instruments. In addition, KMC is authorized by such purchase orders to purchase the materials required to produce the Instruments under the purchase orders.

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Each purchase order will contain an express reference to this Agreement and will state (i) the desired quantity and SKU of Instruments to be produced under such purchase order, and (ii) shipment instructions for such Instruments. With the exception of such quantity and shipping instructions, all other terms and conditions of any purchase order shall be void and of no force or effect. Notwithstanding the forgoing, each purchase order under the Agreement shall specify the first requested delivery date under the purchase order, which shall be no earlier than [**] from the date of the purchase order, and no later than [**] from the date of such purchase order.

            6.2 KMC shall accept all NX purchase orders, with respect to quantities ordered, and will provide written acknowledgement of its acceptance to NX within [**] of KMC's receipt of such purchase order. If KMC fails to respond to NX within said [**], the purchase order shall be deemed accepted by KMC as issued by NX with respect to (i) and (ii) in Section 6.1 hereof. The first requested delivery date under the first purchase order under this agreement shall also be accepted by KMC so long as it falls within the timelines set forth in section 6.1 above. All terms and conditions of any acknowledgement in addition or contrary to the provisions of this Agreement shall be void and of no force or effect.

            6.3 Each purchase order under this Agreement shall be in increments of [**] units of the Instrument and shall be provided by NX to KMC no later than [**] prior to the scheduled delivery of the last unit of Instrument under the Original Agreement or the previous purchase order under this Agreement (as the case may be). NX shall submit purchase orders in accordance with the applicable Forecast.

            6.4 No later than [**] prior to the first delivery requested under the first purchase order under the Agreement, NX shall provide to KMC a good faith forecast of its anticipated Instrument delivery requirements for the [**] period commencing [**] from the date of such forecast (the "Initial Forecast"). No later than [**] prior to the first delivery under the Initial Forecast, NX shall provide to KMC a good faith forecast of its anticipated Instrument delivery requirements for the [**] period commencing [**] from the date of such forecast (the "Second Forecast"). At the first day of the calendar month of the first delivery under the Second Forecast, and at the start of each calendar month thereafter, NX shall provide to KMC a good faith rolling forecast of its anticipated Instrument delivery requirements for the [**] period commencing with the date of such forecast (the "Rolling Forecast", collectively with the Initial Forecast and the Second Forecast, the "Forecast").

            6.5 The [**] of each Forecast shall constitute a firm, binding and irrevocable commitment by KMC to deliver the specified quantity of Instruments and by NX to accept such Instruments, provided, however, that the delivery request for the first month of each Forecast may not vary from the delivery request for that month under the immediately preceding Forecast, and that the delivery request for the second month of each Forecast may not be in excess of [**] percent ([**]%) of the delivery requests for that month under the immediately preceding Forecast ("Delivery Commitment"). Except as otherwise provided hereunder, delivery requests for the remainder of the Forecast shall be non-binding.

            6.6 If the quantity of Instruments requested to be delivered under the [**] of any Forecast is in excess of the Delivery Commitment, KMC shall use its reasonable commercial efforts to deliver all such excess delivery requests by NX. KMC shall promptly advise NX in writing whether KMC will satisfy the excess delivery requests by NX. The parties hereby acknowledge and agree that in any event, KMC shall not be in breach of its obligations hereunder for not satisfying delivery requests that are in excess of the Delivery Commitment.

            6.7 In the event that any Delivery Commitment is [**], then KMC reserves the right to [**]. Such [**] with any such [**], and which such [**]. KMC will apply best efforts to avoid and/or minimize such [**] arrangements [**]. [**] materials will be [**] delivered against open purchase orders on a pro-rata basis.

            6.8 Extensions due to Materials. The arrangement presented under this Agreement for delivery scheduling, and the timing of purchase order authorizations by NX and actual manufacture of Instruments by KMC, is predicated upon a maximum material lead-time of less than [**] and the delivery schedule under the forecasts. In the event that material is identified for the Instrument that requires a longer lead-time, or KMC identifies that its material purchase orders may not suffice due to its delivery of Instruments in excess of its Delivery Commitment, KMC and NX will make appropriate arrangements, including if necessary for advance material procurement authorizations, as needed to preserve KMC's ability to meet its Delivery Commitment under this Agreement.

      7.    UNIT TRANSFER PRICE FOR COMMERCIAL PRODUCT UNITS

            7.1 Unit Transfer Price. Except as set forth in the next sentence, the unit transfer price for each Instrument manufactured hereunder by KMC (the "UNIT TRANSFER PRICE") during the Initial Term is set forth in Attachment 5. The Unit Transfer Price for any purchase order that includes the [**] units of the Initial Term, and for purchase orders to be provided during any Extension Term, shall be negotiated in good faith between the parties. Such good faith negotiations shall commence not later than [**] prior to such purchase order during the Initial Term and any Extension Team.

            7.2 Adjustments to Unit Transfer Price. For each purchase order hereunder:

                  (a) Within [**] of a request by NX, KMC shall provide to NX a current costed Bill of Materials for the Instrument.

                  (b) KMC shall have the right to adjust the Unit Transfer Price to reflect increases in its costed Bill of Materials for the Instrument, provided that any such adjustments shall be limited to an amount equal to the product of the increase in Material Cost [**].

                  (c) In the event the cost of raw materials is decreased for any reason, the then Unit Transfer Price shall be decreased by KMC by an amount equal to [**] of the product obtained by multiplying the reduction in the cost of raw materials and [**].

                  (d) The parties acknowledge and agree that the Unit Transfer Price takes into account the cost of labor for the continuous production of units of the

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      Instrument at a minimum consecutive monthly run-rate of [**] units. In the event such agreed upon minimum number of units per month is not produced in each month of any [**] due to NX's decision, action or omission, then the Unit Transfer Price shall be increased to reflect the additional direct or indirect costs incurred by KMC, which increase shall be mutually agreed upon by the parties in good faith.

                  (e) Notwithstanding anything to the contrary, the Unit Transfer Price may not be increased pursuant to Sections 7.2(b) and 7.2(d) to reflect increases in the Material Cost or the cost of labor, if a production delay charge has been paid by NX pursuant to Section 6.7, and such increase in the Material Cost or to the cost of labor is due to the same production delay.

            7.3 Disposition of Spare Parts and Obsolete Materials.

                  (a) All materials consumed by NX as spare parts shall be purchased by NX from KMC at the following mark-up structure:

            Spare Part Cost = Total Cost [**];

            Total Cost = (Manufacturing Cost + Material Cost) [**];

            Manufacturing Cost = Direct Manufacturing Cost (actual labor cost incurred by KMC)[**]; and

            Material Cost = Direct Material Cost (actual raw material cost incurred by KMC)[**].

                  (b) Any pre-paid materials that have become obsolete shall be returned to NX. Within [**] of such return NX shall pay for such obsolete materials according to the following mark-up structure: ((Material Cost [**]).

      8.    WORK SCOPE CHANGES AND ECOS

            8.1 Work Scope Changes. Either NX or KMC may, from time to time, propose a change in, or an addition to, the work scope in accordance with this Section. Such proposed change or addition may be a change in the TDP or additional work that is required or recommended to satisfy the overall goals and requirements of NX.

            8.2 Process for Work Scope Changes. If NX proposes such change or elects to proceed with consideration of any proposed change by KMC, KMC will prepare and submit to NX a written Work Request. After its receipt of the Work Request, NX, in its sole discretion, will determine whether or not to approve the Work Request. If NX determines to proceed with the changes detailed in the Work Request, then within [**] after its receipt of the Work Request, NX will notify KMC of that determination by signing and returning to KMC the subject Work Request. Failure to respond to KMC within such [**] shall constitute a rejection of the Work Request. KMC will implement changes approved by NX in accordance with the Work Request

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and the provisions of Section 8.3 below. All changes to TDP will be affected by
ECO prepared by KMC and approved by NX.

            8.3 Invoicing for Services Rendered under Work Request. Unless otherwise stated on the Work Request, KMC will submit invoices to NX on a monthly basis for actual expenses incurred, and for services rendered by KMC, in implementing an approved Work Request. If the Work Request results in a change in the Unit Transfer Price, once the change has been implemented, the change in Unit Transfer Price will be reflected by amendment to the applicable NX purchase orders and all subsequent invoices issued by KMC will reflect the amended Unit Transfer Price.

            8.4 Reimbursement for Unapproved Work Requests. If NX requests KMC to prepare a Work Request that is expected to require an unusually large amount of estimating effort, then KMC may ask NX to agree to reimburse KMC for the actual cost of the estimating effort in the event that the Work Request is not approved by NX. KMC may also ask NX to agree to reimburse KMC for the actual costs associated with preparing routine estimates for NX solicited and unapproved Work Requests if NX has requested and disapproved more than one such Work Request per calendar quarter. Absent any such agreement by NX, KMC shall not be obligated to prepare such Work Request.

            8.5 Processing of ECOs. At the request of NX, KMC shall absorb the cost of and not charge NX for non recurring work for processing ECOs up to the aggregate amount of [**] Dollars ($[**]) per calendar year (calculated based on KMC's rates as provided in Attachment 6). Any non recurring work required for the processing of ECOs after KMC has absorbed the aggregate cost of [**] Dollars ($[**]) per calendar year, shall be billed by KMC to NX at KMC's rates as provided in Attachment 6 and invoiced on a monthly basis. Notwithstanding the foregoing, NX may at times request that a particular ECO not be absorbed by KMC as part of the above [**] Dollars ($[**]), but shall be billed by KMC to NX at KMC's rates as provided in Attachment 6.

      9.    INVOICING

            9.1 Invoicing.

                  (a) KMC shall invoice NX for the Instruments manufactured hereunder upon shipment thereof, at the then Unit Transfer Price.

                  (b) Upon placement of orders approved by NX for tooling and test equipment, NX shall pay KMC an amount equal to [**] percent ([**]%) of the submitted order to the suppler. The balance of the purchase price for such tooling and test equipment shall be paid to KMC, together with a material handling charge equal to [**] percent ([**]%) of the purchase price, upon KMC's receipt of the subject tooling and test equipment.

                  (c) If during the Initial Term the available cash on hand of NX should ever fall below $[**] Dollars) including, for these purposes, monies immediately

                                      -9-

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      available under any existing NX revolving credit facility, as reflected in the books and records of NX, maintained in accordance with GAAP, consistently applied, then NX shall immediately provide KMC with written notice of such event and within [**] of written notice from KMC, either
      (at NX's option) (i) pay for all production materials on order with vendors, as well as any such materials already received by KMC but not yet paid for, or (ii) provide KMC with an irrevocable letter of credit to secure payment for such materials, issued by a U.S. commercial bank, in such amount and in such form and substance reasonably acceptable to KMC. Without limiting the generality of the foregoing, during the Initial Term, NX shall provide to KMC, promptly following its availability, its balance sheet for each calendar quarter of the Initial Term. NX shall provide to KMC audited versions of such balance sheets if and when available, and if so requested by KMC. KMC shall credit amounts paid by NX for production materials to its invoices for the Instruments using such production materials on a pro-rata basis.

            9.2 Payment. All invoices shall be paid by NX, in full, within [**] of the date of invoice. Failure to make full payment of KMC invoices within a [**] period shall constitute a material breach by NX. Furthermore, KMC may assess NX interest at the rate of one percent (1%) per month for the maximum rate allowed by applicable law, whichever is lower, on any past due amount, together with its costs of collection (including, without limitation, attorneys' fees and expenses). All invoices shall be payable to KMC in Dollars to a bank in the United States designated by KMC.

            9.3 Dispute of Invoices. If NX disputes all or any part of an invoice, NX shall provide KMC a notice of the dispute within [**] of its receipt of such invoice, and shall timely pay any undisputed portion of the invoice. NX and KMC agree to use all commercially reasonable efforts to resolve any disputes concerning the payment of invoices under Section 9.1 hereof within [**] after NX has provided such notice of dispute. If the parties are unable to resolve or to compromise such dispute within such [**] period, each of NX and KMC agrees to submit the dispute to be settled by expedited, binding arbitration with J.A.M.S./Endispute in Boston, Massachusetts before a single arbitrator, in accordance with the rules of such entity. The fees and expenses of the arbitrator, as between KMC and NX, shall be borne by them in such proportions as shall be determined by the arbitrator, or if there is no such determination, then such fees and expenses shall be borne equally by KMC and NX.

            9.4 Taxes. NX shall pay all taxes, fees and duties or other amounts, however designated, including any value added taxes, which are levied or based upon the fees and other amounts charged by KMC to NX under this Agreement; provided that the foregoing shall not obligate NX to pay any taxes based on the income, gross receipts or property of KMC.

      10.   SHIPMENT & TRANSPORTATION

            10.1 F.O.B. Point. All provides are F.O.B. KMC's shipping dock. NX shall be responsible for the payment of all transportation charges incurred in connection with this Agreement, except as otherwise provided under Section 11.2.

                                      -10-

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            10.2 Shipping Instructions. Normally KMC will ship in accordance with NX's shipping instructions, including, if requested by NX, drop shipments to its designated customers. In the absence of specific instructions, KMC reserves the right to ship by the method it reasonably deems most appropriate to the NX facility.

            10.3 Damage Claims. All claims for loss or breakage and damage, whether concealed or obvious, must be made to the carrier by NX within a reasonable time after receipt of the shipment, but in no event shall KMC be responsible for any such loss, breakage or damage, unless due to KMC's negligence.

            10.4 Shipping of Additional Equipment. If NX wishes KMC to ship NX equipment together with the Instrument under KMC's drop shipments to NX's designated customers, the parties shall negotiate a payment by NX to KMC for such services.

      11.   WARRANTY OF KMC

            11.1 Warranty. KMC warrants to NX that the Instrument manufactured hereunder will be free, under normal use and maintenance, from defects in material and workmanship for the period of twelve (12) months from the date of shipment by KMC. Any materials provided by NX from a third party vendor or as customer furnished materials are excluded from this warranty, and shall be the responsibility of NX. Any defects caused by the misuse or faulty maintenance of the Instrument by NX, its customers or any other person or entity other than KMC are also excluded from this warranty and shall be the responsibility of NX. Upgrades, reconfigurations, testing, repairs, maintenance and integration of an Instrument by or for NX shall not void any such warranty, provided that any such work is performed in a workmanlike manner consistent with industry standards. It is further understood and agreed that NX shall be solely responsible for any and all regulatory submissions to and approvals by the applicable regulatory agencies arising out of or related to the aforementioned work.

            11.2 Sole and Exclusive Remedy. Subject to Section 11.4, as NX's sole and exclusive remedy for any defects in the Instrument, KMC will, at is option, repair or replace without charge, any Instrument manufactured by it, which is found by KMC to be so defective; provided, however, that (a) the Instrument, subassembly or part involved is returned by transportation designated by KMC to a location designated by KMC; and (b) KMC is notified by NX in writing of the defect within the warranty period set forth in Section 11.1 hereof. Except as otherwise provided in Sections 11.1 and 11.4 hereof, no allowance will be made for repairs or replacements made without KMC's written consent. KMC will pay transportation charges from NX to KMC for the returned Instrument, and from KMC to NX for the repaired Instrument or its replacement.

            11.3 Disclaimer. OTHER THAN THE WARRANTY SPECIFIED ABOVE, KMC MAKES NO OTHER WARRANTIES OF ANY KIND WHATSOEVER, EXPRESSED OR IMPLIED, AND ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED BY KMC AND EXCLUDED FROM THE TERMS OF THIS AGREEMENT.

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            11.4 On-Site Warranty Program. In addition to the options for repairing Instruments set forth above in Sections 11.1 and 11.2 hereof, NX shall have the right to perform an on-site warranty repair program for the Instruments in a manner consistent with the standards to be set forth in an Exhibit to be discussed in good faith and mutually agreed upon by the parties on or about August 15, 2005. Such Exhibit shall provide that KMC's warranty under Section
11.1 hereof shall remain in full force and effect.

      12.   TERM AND TERMINATION

            12.1 Term of Agreement. This Agreement will commence as of the Effective Date and, unless sooner terminated as herein provided, will continue in effect until the delivery of the [**] unit of the Instrument ordered under this Agreement (the "INITIAL TERM"). The Term shall automatically extend for additional one (1) year periods ("EXTENSION TERM(S)") unless either party provides the other party with written notice of termination not later than [**] prior to the end of the Initial Term or any Extension Term. KMC's exclusive manufacturing rights shall only apply during the Initial Term, subject to the limitations set forth herein. KMC shall have no exclusive manufacturing rights during any Extension Term.

            12.2 Termination by Either Party. This Agreement may be terminated at any time by notice in writing to the other party upon the occurrence of one or more of the following events:

                  (a) In the event of a material breach hereunder, then the non-breaching party may terminate this Agreement upon not less than [**] prior written notice, setting forth the alleged breach, unless the breach is cured prior to the expiration of such notice period.

                  (b) In the event that NX and its affiliates permanently discontinue the marketing of the Instrument, NX shall have the right to terminate this Agreement upon not less than [**] prior written notice to KMC; provided, however, if the marketing of the Instrument is reinstated by NX or any of its affiliates prior to delivery of the [**] unit of the Instrument ordered under this Agreement, then KMC shall have the right to have this Agreement reinstated. If KMC shall elect to so reinstate this Agreement after such termination, then the Initial Term shall continue until the [**] unit is delivered under this Agreement.

                  (c) If either party shall file a petition in bankruptcy, or shall be adjudicated bankrupt, or shall take advantage of the insolvency law of any state or country, or shall make an assignment for the benefit of creditors, or shall have a receiver, trustee or other court officer appointed for its property, then the other party may terminate this Agreement upon written notice to the other.

            12.3 Termination by KMC.

                  (a) In the event KMC's production activities under this agreement are interrupted and/or delayed due to NX's decision, action or omission for any continuous period in excess of six (6) months such that there is no Instrument production during such six (6) months, then KMC shall have the right to terminate this Agreement.

                  (b) In the event of the appointment of a second source manufacturer for the Instruments pursuant to Section 2.4 hereof, and following KMC's verification that it can timely supply the Instruments hereunder, if NX purchases from KMC less than [**] percent ([**]%) of its requirements for the Instruments during [**], KMC shall be the right to terminate this Agreement with [**] prior written notice.

                  (c) In the event NX exercises its right to manufacture the Instrument itself pursuant to Section 2.1 hereof and if NX purchases from KMC less than [**]percent ([**]%) of its requirements for the Instruments during [**], KMC shall have the right to terminate this Agreement with [**] prior written notice.

                  (d) In the event that during any Extension Term NX purchases from KMC less than [**] percent ([**]%) of its requirements for the Instruments during [**], KMC shall have the right to terminate this Agreement with [**] prior written notice.

            12.4 Termination by NX. In the event of a termination due to KMC's material breach, KMC's exclusive manufacturing rights will terminate also. Without limiting the foregoing, if KMC is found to be non-compliant with applicable QSR and ISO requirements and its corrective action plan is not accepted by the FDA, or applicable regulatory agency, within [**] of notice of non-compliance, then KMC shall be deemed to be in material breach of this Agreement.

            12.5 Obligations Upon Termination.

                  (a) Neither termination nor expiration of this Agreement shall release any party from fulfilling any obligations which it may have incurred prior to any such termination or expiration. In the event of any termination of this Agreement, unless otherwise directed by NX (in the event of termination hereunder by NX) or unless such termination is by KMC, KMC will complete the outstanding activity.

                  (b) In addition to any other amounts due under this Agreement, NX shall pay KMC for all expenses incurred by KMC due to non-cancelable material and labor commitments made by KMC prior to receipt by KMC of a written notice of termination from NX or KMC's issuance of a written notice of termination to NX. These expenses may include, but are not limited to, completed but uncompensated production labor hours expended, inventory and work-in-progress, and materials ordered and not returnable or subject to cancellation, actual cancellation charges, restocking fees and other similar charges incurred by KMC, all at KMC's then current sell rates less advance payments, if any, made by NX to KMC toward such expenses. KMC will use its commercially reasonable efforts to minimize such termination expenses.

                  (c) Upon payment of all amounts due to KMC under this Agreement, including but not limited to outstanding invoices and termination expenses, KMC shall promptly deliver to NX, upon NX's request, the TDP, all tooling and test equipment and such other materials paid for by NX, unless NX requests that any such materials be destroyed.

                  (d) Any termination under this Section 12 shall be in addition to such rights and remedies available to the terminating party under this Agreement, at law, in equity or otherwise.

                  (e) Termination of this Agreement will not relieve the parties hereto of their respective obligations of confidentiality, non-solicitation, or of any other obligations or liability accrued hereunder prior to such termination.

      13.   INTELLECTUAL PROPERTY

            13.1 NX and KMC agree that except for the KMC Work Product, all inventions, know-how, formulae, designs, trade secrets, manufacturing and secret processes, works of authorship, and other technical information pertaining to the Instrument, and any other Intellectual Property, including any and all improvements or modifications made to the Instrument and any and all rights related thereto under the patent, copyright, trademark, trade secret or similar laws of any jurisdiction, all of which are developed solely by KMC or jointly by KMC and NX in the course of their performance of this Agreement and paid for by NX (the "WORK PRODUCT"), shall be and remain at all times the property of NX. The forgoing shall also include all work performed under Section 8.5, "Processing of ECOs". KMC shall cooperate with NX, at NX's expense, in taking any action necessary or appropriate in NX's sole discretion to establish, confirm and defend NX's rights herein, including, without limitation, the preparation, filing and prosecution of patent, copyright or trademark applications and the offering of testimony and other support in connection with any legal proceedings brought by or against NX relating to such rights. To the extent that title to any such rights do not vest immediately in NX, KMC agrees to, and does hereby, assign to NX all right, title and interest therein effective as of the date hereof or, if later, the date of creation of such rights. In particular, without limitation of the foregoing, and except for the KMC Work Product, KMC hereby assigns to NX all right, title and interest in any inventions, patent applications, patents, works of authorship or any other Intellectual Property developed solely by KMC or jointly by KMC and NX in the course of their performance of this Agreement, and any renewals or extensions thereof or subsidiary, derivative, divisional, continuation or successor patents or applications therefore. KMC agrees to execute and deliver any additional documents necessary or appropriate to effect and confirm such assignment.

            13.2 KMC shall retain ownership of that portion of the Work Product that is related to manufacturing processes (the "KMC WORK PRODUCT"). KMC hereby grants to NX (and its affiliates) a non-exclusive, irrevocable, perpetual, transferable, royalty-free license (with the right to sublicense) under any patent, copyright, design or other intellectual property rights owned or controlled by KMC in or to the KMC Work Product to make, have made, use, sell, have sold, offer to sell and import any such KMC Work Product solely for the manufacture, use or sale of the Instrument.

      14.   INFRINGEMENT

      Each party hereto shall use its best efforts to not, with actual knowledge, incorporate into the Instrument any proprietary or confidential technical information of any third party. Each party shall be obligated to promptly notify the other party of any claims or circumstances concerning infringements, misappropriations, imitation or unauthorized possession, knowledge or use of technology used in the design or manufacture of the Instrument.

      15.   NON-SOLICITATION

      During the Term and for a period of [**] thereafter, neither KMC nor NX shall solicit directly or indirectly (whether for its own account or for the account of any other person or entity) for employment any employees of the other.

      16.   REPRESENTATIONS & WARRANTIES

      Each of the parties hereto represents and warrants to the other party hereto that: (a) the execution, delivery and performance of this Agreement (i) has been duly authorized and represents its legal, valid and binding obligation, enforceable in accordance with its terms and (ii) does not contravene any contractual obligation or restriction binding upon or affecting such party; (b) it has the corporate authority to enter into this Agreement and to perform its obligations hereunder; and (c) it has not and will not enter into agreements or commitments that conflict with the rights granted to the other party under this Agreement.

      17.   INSURANCE COVERAGE.

            17.1 Insurance Obligation of KMC. KMC represents and warrants that it maintains, and shall maintain in good standing throughout the Term, comprehensive general liability insurance in an amount of at least $2,000,000. Upon written request by NX, KMC shall deliver to NX a certificate of insurance verifying such insurance coverage.

            17.2 Insurance Obligation of NX. NX represents and warrants that it maintains, and shall maintain in good standing throughout the Term, comprehensive general liability insurance in an amount of at least $2,000,000. Upon written request by KMC, NX shall deliver to KMC a certificate of insurance verifying such insurance coverage.

      18.   INDEMNITY

            18.1 By NX. NX agrees to indemnify and hold KMC, its affiliated entities, and their respective officers, directors, employees and agents (collectively "KMC Indemnitees"), harmless from and against all claims, losses, damages (excluding incidental or consequential damages suffered or incurred by the KMC Indemnitees directly [as opposed to incidental or consequential damages suffered or incurred by third parties who are, in turn, seeking the same from an KMC Indemnitee, which shall be covered by this indemnity]), liability and expenses (including, without limitation, attorney's fees and expenses) paid or payable by an KMC Indemnitee to a third party that relates to or arises in connection with a claim, suit or proceeding made or brought by a third party against the KMC Indemnitee on account of (a) any injury to persons or damage to property arising out of or in any way connected with the Instrument, NX's acts or omissions, or the services provided by KMC hereunder, except to the extent that same results from the negligence or willful misconduct of KMC; (b) an infringement or alleged infringement of a patent, copyright or any other proprietary rights of third parties by the Instrument and/or services under this Agreement; or (c) non-compliance by NX with applicable FDA and ISO requirements. In the event any claim is asserted or any suit is filed against a KMC Indemnitee for which NX may be required to indemnify KMC under this provision, KMC shall give NX prompt written notice of same. KMC shall cooperate with NX, at NX's cost and expense, in the defense of any such claim. NX shall have the sole right to defend and/or settle such a claim, including selecting counsel of its choice.

            18.2 By KMC. KMC agrees to indemnify and hold NX, its affiliated entities, and their respective officers, directors, employees and agents (collectively "NX INDEMNITEES"), harmless from and against all claims, losses, damages (excluding incidental or consequential damages suffered or incurred by the NX Indemnitees directly [as opposed to incidental or consequential damages suffered or incurred by third parties who are, in turn, seeking the same from an NX Indemnitee, which shall be covered by this indemnity]) liability and expenses (including, without limitation, attorneys' fees and expenses) paid or payable by an NX Indemnitee to a third party that relates to or arises in connection with a claim, suit or proceeding made or brought by a third party against the NX Indemnitee on account of (a) any injury to persons or damage to property arising out of or in any way connected with the Instrument or the services provided by KMC hereunder, provided the same results solely and directly from the negligence or willful misconduct of KMC; or (b) non-compliance by KMC with applicable FDA and ISO requirements. In the event any claim is asserted or any suit is filed against an NX Indemnitee for which KMC may be required to indemnify NX under this provision, NX shall give KMC prompt written notice of same and shall cooperate with KMC, at KMC's cost and expense, in the defense of any such claim. KMC shall have the sole right to defend and/or settle such a claim, including selecting counsel of its choice.

      19.   LIMITATION OF LIABILITY

            19.1 Waiver of Consequential Damages. Except with regard to claims of third parties pursuant to the indemnification obligations under Section 18 hereof or as otherwise expressly provided in this Agreement, neither party shall be liable to the other in contract, tort or otherwise for special, indirect, incidental or consequential damages of any kind or nature.

            19.2 Limitation on Liability. Except with regard to each Party's respective indemnification obligations under Section 18 hereof:

                  (a) KMC's liability on any claim of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement or performance or breach thereof, shall in no single case, or in the aggregate, exceed the aggregate Dollar amount paid or payable by NX to KMC under this Agreement

                  (b) NX's liability on any claim of any kind, including negligence, for any loss or damage arising out of, connected with, or resulting from this Agreement or performance or breach thereof, shall in no single case, or in the aggregate, exceed the aggregate Dollar amount paid or payable by NX to KMC under this Agreement.

      20.   FORCE MAJEURE

      Neither party hereto shall be responsible to the other for failure to perform any of the obligations imposed by this Agreement (other than the obligation to make timely payments hereunder), provided such party has made good faith efforts to remedy any failure to perform and that such failure shall be occasioned by a cause beyond the party's control, including, but not limited to, government regulations, strikes, acts of God, acts or omissions of the other party, acts of civil or military authority, failure or destruction, in whole or in part, of machinery or equipment or failure of supply of materials, discontinuance in the supply of power. It is incumbent upon each party to inform the other within a reasonable period of time of such an occurrence.

      Should performance of any obligation be delayed or prevented because such force majeure conditions apply, the parties shall consult with each other regarding the future implementation of the Agreement.

      21.   ASSIGNMENT

      This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and permitted assigns. It is specifically agreed, however, that neither party may assign its rights or duties pursuant to this Agreement without the written consent of the other party, except that either party may, without the other party's consent, assign or transfer any right, title or interest under this Agreement to an entity with which the assigning party may merge or consolidate, which acquires all or substantially all of its business, or which controls, is controlled by or is under common control with the assigning party. Any attempted transfer or assignment contrary to the terms of the provision shall be null and void.

      22.   AMENDMENTS

      This Agreement may only be amended, modified, changed or assigned by a writing duly executed by KMC and NX. The terms of any NX purchase order or other document contrary or in addition to the terms of this Agreement shall be of no force or effect.

      23.   ENTIRE AGREEMENT

      This Agreement, along with its Attachments, constitute the entire understanding between the parties with respect to the subject matter hereof and shall supersede and nullify all prior or contemporaneous agreements, whether written or oral, relating thereto, including but not limited to those provisions of the Original Agreement respecting production by KMC; provided, however, that the parties shall continue to be bound by the Confidential Disclosure Agreement executed by the parties, dated as of May 3, 1999, which continues to be in full force and effect in accordance with its terms.

      24.   NOTICES

      Any notice required by the Agreement shall be sent by certified mail, postage prepaid, return receipt requested, or by prepaid courier delivery, or by facsimile, and shall be forwarded to the respective addresses set forth below unless subsequently changed by written notice to the other party. Such notice, if received, shall be deemed to have been received, if by first class mail, on the tenth (10th) calendar day after posting; if by express courier, on the date of delivery by the courier; and if by telefax, upon transmission with confirmation of receipt.

            For NX:

                             NxStage, Inc.
                             439 South Union Street
                             5th Floor
                             Lawrence, MA 01843
                             Attention: Senior Vice President & Chief Operating
                                         Officer
                             Fax No.: 978-687-4800

            With a copy to:

                             Senior Vice President & General Counsel
                             (Same address as above)

            For KMC:

                             KMC Systems, Inc.
                             220 Daniel Webster Highway
                             Merrimack, NH 03054
                             Attention: President
                             Fax No.: 603-594-7022

            With a copy to:

                             Sonnenschein Nath & Rosenthal LLP
                             1221 Avenue of the Americas
                             New York, New York 10020

                             Attention: Ira Schreger
                             Fax No.: 212-768-6800

      25.   GOVERNING LAW

      This Agreement shall be governed, interpreted and construed in accordance with the internal laws of the State of New Hampshire, USA, without the application of its conflict of laws provisions. The parties hereby submit to the exclusive jurisdiction of the State and Federal Courts situated in Concord or Manchester, New Hampshire, with regard to any disputes or claims under, arising out of or in connection with this Agreement

      26.   RELATIONSHIP OF PARTIES

      The parties to this Agreement are independent contractors and not joint venturers or partners. Neither party shall be deemed to be an agent of the other party as a result of any transaction under or related to this Agreement nor shall in any way pledge the other party's credit or incur any obligation on behalf of the other party.

      27.   WAIVER

      The failure of either party to insist upon strict compliance with any of the terms, covenants, or conditions herein shall not be deemed a waiver by such party of such terms, covenants or conditions, nor shall any waiver or relinquishment of any right at any one or more times be deemed a waiver or relinquishment of such right at any other times, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or a future exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

      28.   SEVERABILITY

      The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. Any provision declared invalid or unenforceable by a court of competent jurisdiction shall be deleted and the remaining terms and conditions of this Agreement shall remain in full force and effect.

      29.   FEES AND EXPENSES

      Except as otherwise expressly provided in this Agreement, each of the parties hereto shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, or other representatives) incurred in connection with this Agreement and the transactions contemplated hereunder, whether or not such transactions are consummated.

      30.   COUNTERPARTS

      This Agreement may be folly executed in two (2) original counterparts, each of which shall be deemed an original.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                             NXSTAGE MEDICAL, INC.

                             /s/ Jeffrey H. Burbank      6/28/05
                             ------------------------------------------
                             By: Jeffrey H. Burbank
                             Title: President and CEO

                             KMC SYSTEMS, INC.

                             /s/ Patrick W. McNallen     6/23/05
                             ------------------------------------------
                             By: Patrick W. McNallen
                             Title: President

                                  Attachment 1

                           Acceptance Test Procedures


NXSTAGE                                 Test Log                       TPO195-02
                                       Cycler ATP
                                     SW 4.X Test Log

Cycler CYC-D2E [ ] Serial No.___                        For Engineering Use Only
                                                        TR # ___________________
Cycler CYC-A1 [ ]  Serial No.___ PWR-200 Serial No.____ DCO# ___________________

Chronic [ ]  Acute [ ]      Software Version No. ______

      22 pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

                                  Attachment 2

                                Bill of Materials

      17 pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

                                  Attachment 3

                       Produce Market Requirement: MR0001

      44 pages of Confidential Materials omitted and filed separately with the Securities and Exchange Commission.

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN    KMC PROPRIETARY

                                  Attachment 4

                       MANUFACTURING PROGRAM/QUALITY PLAN
                                     FOR THE
                            NXSTAGE SYSTEM ONE CYCLER

                                  Prepared for:
                              NxStage Medical, Inc.
                                439 S. Union St.
                                    5th Floor
                               Lawrence, MA 01843

FOR REFERENCE ONLY-THIS DOCUMENT WILL NOT BE UPDATED

DOCUMENT #: 920-00102ACR                                   ISSUED DATE: 9/7/2001
REVISION: C

APPROVALS

DEBI LAROUCHE                                                        1/20/05
-----------------------------------------------------           ----------------
KMC Systems, Mfg. Team Leader                                   Date

GAIL WIEGAND                                                         1/23/05
-----------------------------------------------------           ----------------
KMC Systems, Director Quality Assurance                         Date

SCOTT ROBINSON
-----------------------------------------------------           ________________
NxStage Medical, Inc.                                           Date

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

TABLE OF CONTENTS

1.0   Purpose.................................................................................................     5

2.0   Scope...................................................................................................     5

3.0   Product Description.....................................................................................     5

4.0   Product Qualification & Release to Production...........................................................     5

5.0   Production Planning.....................................................................................     5

         5.1       Production Requirements....................................................................     6

         5.2       Resource Requirements......................................................................     6

         5.3       Customer Interface.........................................................................     6

         5.4       Changes in Scope...........................................................................     6

         5.5       Management Review..........................................................................     6

         5.6       Regulatory/Quality Standards...............................................................     6

         5.7       Documentation Control......................................................................     7

         5.8       Electronic Records/Software Control........................................................     8

         5.9       Procurement Control........................................................................     8

         5.10      Receiving Inspection.......................................................................     9

         5.11      Disposition of Non-conforming Material.....................................................    10

         5.12      Product Quality Reviews....................................................................    10

         5.13      Corrective and Preventive Action...........................................................    11

         5.14      Temporary Deviations.......................................................................    11

         5.15      Training - Production Personnel............................................................    11

         5.16      Product Audits.............................................................................    12

         5.17      Internal Audits (Manufacturing Process)....................................................    13

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

         5.18      Equipment - Inspection/In-Process/Test - Calibration & Maintenance.........................    13

         5.19      Return Material Procedure..................................................................    14

         5.20      Product Release Procedure..................................................................    14

         5.21      Device Master Record Index.................................................................    15

         5.22      Device History Records.....................................................................    15

         5.23      Record Retention...........................................................................    16

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN    KMC PROPRIETARY

Revision History

REVISION             REVISED PARAGRAPH            REMARKS                                APPROVAL DATE
--------             -----------------            -------                                -------------
   A                 _________________    Initial Release per ECO 168214                  9/25/01 DLL
   B                 _________________    SEE ECO 168687 FOR CHGS                         6/26/02 DLL
   C                 _________________    See ECO 169665 for changes                      1/27/05 DLL/
______               _________________    _______________________________                 ____________
______               _________________    _______________________________                 ____________
______               _________________    _______________________________                 ____________

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

1.0   PURPOSE

      1.1 The purpose of this document is to establish a Manufacturing Program/Quality Plan for the NxStage System One Cycler, developed by KMC Systems, Inc. in conjunction with NxStage Medical, Inc. The NxStage System One Cycler will be manufactured and tested by KMC Systems in compliance with the requirements of the KMC Systems Quality System, and in accordance with NxStage Design Specifications.

2.0   SCOPE

      2.1 This Manufacturing Program/Quality Plan includes the elements necessary to initiate the manufacturing process at KMC. NxStage has assumed design control of the program for the next phase of manufacturing at KMC. All ECO packages will be supplied by NxStage to KMC and subsequently released into the KMC system per standard procedures. For these ECO documents that have been directed by NxStage, no customer signature will be required.

      2.2 This Plan will assure that the NxStage System One Cycler will be built and tested to fully conform to the current Device Master Record.

3.0   PRODUCT DESCRIPTION

      3.1 The NxStage System One Cycler is an instrument that removes waste fluid containing urea and other toxins from the patient and replaces it with sterile solution to maintain the patient's electrolyte and acid / base balance. This Manufacturing Program/Quality Plan applies to the NxStage System One Cycler, P/N 002-00034ACR.

4.0   PRODUCT QUALIFICATION & RELEASE TO PRODUCTION

      4.1 KMC Temporary Deviation Control procedure, 781-03007, will be used to document actions and shipments prior to full ECO release and completed Manufacturing Readiness Review (MRR). All deviations will be signed by NxStage prior to implementation.

      4.2 KMC will conduct a MRR prior to building Production units as defined by KMC. The intent of this MRR is to ensure that all action items have been addressed and completed before proceeding. At this time, all appropriate documentation for Production must be released.

      4.3   Refer to current contract for System warranty information.

5.0   PRODUCTION PLANNING

KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

      5.1   Production Requirements

            5.1.1 NxStage will provide a [**] rolling forecast for instruments and spares, to KMC for scheduling purposes.

      5.2   Resource Requirements

            5.2.1 KMC will assign a Manufacturing Team Leader, Quality Assurance
                  Engineer, and Buyer/Planner for the production of this product. The Team Leader will provide technical leadership to the manufacturing team and will be responsible for the Manufacturing Project File. Additional technical resources will be added as required based on the manufacturing forecast.

      5.3   Customer Interface

            5.3.1 The KMC Manufacturing Team Leader will be the point of contact with the customer. Interface with NxStage will be through the designated NxStage representative.

      5.4   Changes in Scope

            5.4.1 Any activities outside the scope of the pre-existing Work
                  Orders will not be done without prior customer approval and authorization. The mechanism for authorizing additional work will be a Work Request generated by KMC and provided to NxStage for approval.

      5.5   Management Review

            5.5.1 Monthly program reviews of production objectives will be held with KMC Management. The Team Leader will report to the President and his staff on the progress/status of the program to date. The reviews will be documented and the reports filed in the Manufacturing Project File.

      5.6   Regulatory/Quality Standards

            5.6.1 ISO 13485 in conjunction with KMC Systems Inc. Quality Manual,
                  780-03001.

            5.6.2 Program Plan, Document #731-00021ACR

            5.6.3 FDA, Quality System Regulation (QSR), 21 CFR, Part 820

            5.6.4 International Standards

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KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  5.6.4.1   IEC 60601-1: 1988 including A. 1:1991 and Am.
                            2:1995; Medical Electrical Equipment - Part 1:
                            General Requirements for Safety

                  5.6.4.2   EN 60601-1-2: 1993, 1st Ed.; Medical Electrical
                            Equipment - Part 1: General Requirements for Safety
                            - 2. Collateral Standard: Electromagnetic compatibility - Requirements and tests

                  5.6.4.3   IEC 60601-1-4: 2000 and Am. 1:2000; Medical
                            Electrical Equipment - Part 1: General Requirements for Safety - 4. Collateral Standard: Programmable electrical medical systems.

                  5.6.4.4   UL 2601-1:1997 including IEC 60601-1 Am. 1:1991 and
                            Am. 2:1995; Medical Electrical Equipment, Part 1:
                            General Requirements for Safety

                  5.6.4.5 CAN/CSA International-C22.2 No. 601.1-M90 including supplement No. 1-94; Medical Electrical Equipment,
                            Part 1: General Requirements for Safety

                  5.6.4.6   IEC 60601-2-16:1998; Medical electrical equipment -
                            Part 2-16: Particular requirements for the safety of hemodialysis, hemodiafiltration and hemofiltration equipment

                  5.6.4.7 IEC 60529:1989, Degree of protection provided by enclosures (IP code) only for IPX1

      5.7   Documentation Control

            5.7.1 KMC Systems Documents

                  5.7.1.1   781-02003: Control of Assembly Work Instructions

                  5.7.1.2   781-01002: Approval and Control of Documents

                  5.7.1.3   781-03006: Document Change Orders

                  5.7.1.4   FDA Quality System Regulation (QSR), 21 CFR Part
                            820.181 Device Master Record

            5.7.2 NxStage has complete design control of the program. KMC
                  Systems is responsible for maintaining and updating KMC generated documentation, referred to as the production Technical Data Package (TDP), which includes, detail drawings, component specifications, Bill of Material

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KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  (BOM), electrical schematics, PCB artwork, assembly, and subassembly drawings. The TDP will be the fundamental element of the Device Master Record for the NxStage System One Cycler. All ECO packages will be supplied by NxStage to KMC and subsequently released into the KMC system per standard procedures. For these ECO documents that have been directed by NxStage, no customer signature will be required.

                  A note will be made on the KMC ECO referencing NxStages' ECO for risk, validation, and verification.

            5.7.3 Requests for changes to the TDP via the Engineering Change
                  Order (ECO) may be initiated by KMC Systems or NxStage Medical. Requests for Changes originating at KMC Systems will be presented to NxStage for review.

            5.7.4 Upon receipt of the information, NxStage will initiate the ECO process as required and direct KMC of changes via their ECO process.

            5.7.5 Changes to Assembly Work Instructions will be processed in accordance with 781-02003; Control of Assembly Work Instructions. Assembly Work Instructions will be included in the Manufacturing BOM (MBOM) and the Device Master Record. They will be under configuration control in accordance with KMC procedure 781-03006; Document Configuration Management. NxStage approval is required for all changes to Assembly Work Instructions except for clerical corrections.

      5.8   Electronic Records/Software Control

            There are no electronic records generated that reside on KMC network drives while using program specific software.

      5.9   Procurement Control

            5.9.1 KMC Systems Documents

                  5.9.1.1   781-06001: Supplier Section, Approval Quality Rating

                  5.9.1.2   781-06003: Purchase Orders

            5.9.2 Quality Assurance will be responsible for reviewing all purchased item specifications and Purchase Requisitions for materials or services as referenced in KMC procedure 781-06003.

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KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

            5.9.3 The determination of approved sources will be the joint responsibility of KMC Systems Purchasing and Quality Assurance. NxStage approval is required for all source controlled items.

            5.9.4 Suppliers of parts and/or assemblies will be approved in accordance with KMC procedure 781-06001: Supplier Selection and Approval, prior to the placement of an order. Suppliers of source material chosen by NxStage may be evaluated by KMC Systems, but will be considered the responsibility of NxStage Medical. At the request of NxStage, KMC Systems Quality Assurance may assist in an audit of these suppliers.

            5.9.5 KMC Systems Supplier Quality Assurance will act as the liaison between the program and suppliers on all quality related issues.

      5.10  Receiving Inspection

            5.10.1 KMC Systems Documents

                  5.10.1.1  781-03015: Controlled Release of Material

                  5.10.1.2  781-03019: Disposition of Non-Conforming Material

                  5.10.1.3  781-03014: Acceptance of Purchased Material

            5.10.2 Purchased items for the NxStage System One Cycler will be subject to inspection upon arrival at KMC Systems, in accordance with KMC procedure 781-03014: Acceptance of Purchased Material.

            5.10.3 Off-the-shelf items will be inspected against the component specification drawings for the source and correct manufacturers part number unless otherwise specified on the specification drawing. Dimensions will be considered as reference and will be used for identification only.

            5.10.4 Customer Furnished Material (CFM) may be inspected and/or tested in accordance with established procedures provided by NxStage. Equipment and training may also be provided by NxStage as required.

            5.10.5 Fabricated (build-to-print) parts received from a supplier for the first time will be subjected to First Article Inspection. First Article Inspection will consist of inspecting the first piece 100% for all attributes of the part per drawing. Once First Article Inspection has been performed and the parts are accepted, subsequent lots will be inspected per the inspection criteria defined in the drawing or inspection instructions for the part in accordance with sampling plans per KMC procedure 781-03014.

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MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

            5.10.6 Acceptance of Purchased Material.

                  5.10.6.1 Off-the-shelf parts may be eligible for a Skip-lot inspection m in accordance with KMC procedure 781-03014. Custom fabricated assemblies and component parts will not be eligible for skip lot Inspection.

                  5.10.6.2 Source inspections may be performed as required to assure complete compliance with specifications. Incoming material that has been subjected to source inspection will be checked for shipping damage and evidence that source inspection was performed.

                  5.10.6.3 KMC Systems Quality Assurance may elect to release partial lots of material when necessary to satisfy urgent production requirements, prior to complete inspection of the lot in accordance with KMC procedure 781-03015: Controlled Release of Material. This material will be identified and recalled if a non-conformance is detected during the inspection of the remainder of the lot.

                  5.10.6.4 Subassemblies manufactured with material under Controlled Release will be marked and segregated, pending formal acceptance by Quality Assurance. Finished product will not be released for shipment until formal acceptance of the Controlled Material.

      5.11  Disposition of Non-conforming Material

            5.11.1 Upon completion of inspection, non-conforming material will be documented and processed in accordance with KMC procedure 781-03019: Disposition of Non-Conforming Material. KMC Systems, through the Material Review Committee (MRC), will be responsible for the disposition of any discrepant material. NxStage approval is required for all material dispositioned by KMC as Use-As-is (UAI), or Repair (RPR). Rational or justification of UAI will be documented.

            5.11.2 Quality ratings of suppliers will be periodically compiled and used in the selection and retention of qualified suppliers in accordance with KMC procedure 781-06001: Supplier Selection, Approval and Quality Rating.

      5.12  Product Quality Reviews

            5.12.1 Monthly program reviews of production objectives will be held with KMC Management. The Team Leader will report to the President and his staff on

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MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  the progress/status of the program to date. Data for review of the program is supplied by Quality, monthly to Team Leaders. Data supplied for analysis may include NCMR/Failure reporting, RMA, SCAR, Shipment Performance, Deviations, and Corrective/Preventive Actions.

      5.13  Corrective and Preventive Action

            5.13.1 KMC Systems Documents

                  5.13.1.1  781-03021: Request for Corrective and Preventive
                            Action

                  5.13.1.2  781-03022: Customer Complaint Process

            5.13.2 During production, formal requests for Corrective Action may be initiated in accordance with KMC procedure 781-03021:
                  Request for Corrective and Preventive Action. A formal request may be generated when:

                  5.13.2.1 The Quality System or Manufacturing Process Audits reveal that previous corrective action plans were ineffective or not implemented as planned.

                  5.13.2.2 Trend analyses of MRC/MRB activities, customer complaints, or audits indicate a system-wide breakdown or failure in a Quality System requirement affecting quality of product.

                  5.13.2.3 In accordance with KMC procedure 781-03021, Supplier Quality Assurance may issue a Supplier Corrective Action (SCAR), following the disposition of non-conforming material, dispositioned on NCMRs, and after MRC/MRB, in order to address material problems with a particular supplier.

                  5.13.2.4 In the event that a complaint is received from NxStage, it will be processed through KMC Systems Quality Assurance in accordance with 781-03022:
                            Customer Complaint Process.

      5.14  Temporary Deviations

            5.14.1 Temporary Deviation Control procedure 781-03007 will be used for the control and documentation of any temporary deviation related to material or procedures released through Configuration Management NxStage Quality Assurance will be required to approve temporary deviations, prior to implementation.

      5.15  Training - Production Personnel

                                                                   Page 11 of 16

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KMC Systems, Inc.                                  Document # 920-00102ACR Rev C
MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

            5.15.1 KMC Systems Documents 782-02002: Training for Production
                  Assembly/Test Personnel.

            5.15.2 Prior to, and during production of, the NxStage System One
                  Cycler, each member of the Manufacturing Team involved in assembling and/or testing the unit, will be properly trained. A qualified individual will perform and schedule training in accordance with KMC Systems Document 782-02002.

            5.15.3 If Assembly Work Instructions are revised, the Manufacturing
                  Team Leader or other qualified individual will conduct and document appropriate retraining of manufacturing team personnel.

      5.16  Product Audits

            5.16.1 Product Audit is performed as identified in this procedure.
                  KMC has no high level procedure to govern Product Audits.

            5.16.2 As part of the release for shipment process, Quality
                  Assurance will perform a product audit on each System One Cycler, in accordance With Product Audit Procedure, 921-00004ACR.

            5.16.3 The Quality Assurance Auditor will document all defects noted
                  during the audit in the Device History Record and the FRS database (if in use), and immediately notify the applicable Manufacturing Team Leader of discrepancies found. Product Audit Procedures will include, but will not be limited to, the following:

                  5.16.3.1 Inspection of the Acceptance Test Procedure data sheet results for completeness and accuracy.

                  5.16.3.2 Inspection of the unit for cosmetic defects or damages such as paint chips/scratches, sheet metal dents and the overall fit of mating parts.

                  5.16.3.3 Inspection of the unit for loose hardware, cable connections, etc. including presents of accessory items.

                  5.16.3.4 A copy of the Serial Number label will be kept in the Device History Record for each unit.

            5.16.4 The Manufacturing Team Leader will be notified of any discrepancies and will be responsible for implementing corrective action. Discrepancies noted during the Product Audits will be reviewed by Quality Assurance,

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                  monthly, to assure that any trends or patterns are addressed and to prevent recurrences.

            5.16.5 The Quality sign off of the ATP indicates that Quality
                  Assurance has reviewed all documented troubleshooting efforts and retest activities performed in the course of manufacturing and testing of the instrument, evaluated the potential for adverse effects, and the unit meets all criteria for shipment.

      5.17  Internal Audits (Manufacturing Process)

            5.17.1 KMC Systems Document: 781-03026: Internal Audits

            5.17.2 Manufacturing Process audits will be performed in the manufacturing cell by Quality Assurance to evaluate elements essential to satisfying applicable regulatory requirements, product specifications, and the manufacturing procedures for producing the NxStage System One Cycler to the highest reliability and quality.

            5.17.3 If deficiencies are found during the audit process, they will be noted in the audit report. The Manufacturing Team will be responsible for initiating appropriate corrective action in accordance with a documented corrective action plan.

            5.17.4 Quality Assurance will be notified by the ECO/DCO procedure when a change occurs in the manufacture of the unit. When a change occurs, Quality Assurance may adjust the audit plan as required to insure that product quality will not be compromised by the change.

            5.17.5 NxStage will have the prerogative to perform a quality audit at any time.

                  5.17.5.1 If NxStage wishes to perform a quality audit, it is requested that they provide KMC Systems with a minimum of five (5) working days notice so KMC Systems personnel can be present for the audit.

                  5.17.5.2  NxStage will provide an audit agenda at least two
                            (2) working days prior to conducting the audit. NxStage will submit a written report of audits performed. KMC shall submit a corrective and preventive action report if discrepancies are noted.

      5.18  Equipment - Inspection/In-Process/Test - Calibration & Maintenance

            5.18.1 Any in-process fixtures used for alignment or special test equipment that have been provided to KMC for use in the manufacturing process will be

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MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  verified by NxStage to meet design criteria. Calibration of any equipment supplied by NxStage for the production of units will be the responsibility of NxStage to control, perform recall for calibration, and document any actions taken on equipment. Equipment supplied to KMC must have a control or identification number marked or tagged on the piece of equipment as well as calibration due date as applicable. Although the equipment is controlled by NxStage, it will be entered into the recall system at KMC as a means of internal notification when equipment is due for calibration.

            5.18.2 Procedures will be provided to KMC for any other in-process calibrations/verifications that are required to be performed by KMC on a regular basis.

            5.18.3 KMC Systems Documents: 781-03017: Control and Maintenance of
                  Inspection, Measuring, and Test Equipment and Tool Control 781-03007 will be used as required for any equipment not controlled by NxStage.

      5.19  Return Material Procedure

            5.19.1 KMC Systems Documents: 781 -02008: Control of Returned
                  Item/Product will be used to control and document returns to KMC. Warranty information will be defined in the contract between KMC and NxStage. The Manufacturing Team Leader will supply a RMA number at NxStages's request for a return.

      5.20  Product Release Procedure

            5.20.1 KMC Systems Documents: 781-03013: Product Audit/Release for
                  Shipment.

            5.20.2 After the successful completion of testing, accepted units will be submitted to Quality for Product Audit.

            5.20.3 The Quality acceptance for the "release for shipment"
                  (acceptance of unit to be moved to packaging/shipping) of each NxStage System One Cycler will be based upon successful completion of processing, testing, and labeling per the Device Master Record. This will include but is not limited to passing the latest revision of the Acceptance Test Procedures (ATP), NxStage Document # TP0195 along with Quality acceptance after completion of the Product Audit, procedure 921-00004ACR.

            5.20.4 Spares may be supplied to NxStage as requested. For value added spare assemblies KMC Quality inspection is required as defined in 781-03013, Product Audit/Release for Shipment. Non-value added spares, parts

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MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  supplied as received by KMC with no alteration after inspection and acceptance by the receiving inspection, will be shipped, no additional Quality inspection required. Non-value added spares will be defined as part of the Release for Shipment database under routing exceptions.

      5.21  Device Master Record Index

            5.21.1 KMC Systems Documents: 781-03005: Device Master Record Index.

            5.21.2 The Device Master Record is a compilation of records containing the procedures and specifications for the finished device (from FDA, Quality System Regulation (QSR), 21 CFR Part 820.3).

            5.21.3 A Device Master Record Index (DMRI) will list the location of the specifications and procedures required in the manufacture of the device. The DMRI for the NxStage System One Cycler, Document 800-00041ACR, will be maintained at KMC Systems.

            5.21.4 A copy will be provided to NxStage Medical.

            5.21.5 The Device Master Record Index will require the approval by the Director, Quality Assurance of KMC Systems.

            5.21.6 The Device Master Record Index will be placed under ECO control and administered by the Configuration Control group.

      5.22  Device History Records

            5.22.1 KMC Systems Documents

                  5.22.1.1  781-03018: Device History Record

                  5.22.1.2 FDA, Quality System Regulation (QSR), 21 CFR Part 820,184

                  5.22.1.3 FDA Quality System Regulation (QSR), 21 CFR Part 820.181

            5.22.2 A Device History Record will be established for each NxStage
                  System One Cycler manufactured at KMC.

            5.22.3 The contents of the Device History Record (DHR) may include, but are not limited to, the following:

                  5.22.3.1  Configuration Control Record, TP0195-01

                  5.22.3.2  Acceptance Test Procedure Log sheets, TP0195-02

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MERRIMACK, NH 03054, U.S.A MANUFACTURING PROGRAM/QUALITY PLAN     KMC PROPRIETAR

                  5.22.3.3 Build cards for serialized subassemblies, Form 990-118 and Document 928-00018ACR Spares Acceptance Test Log Sheet as applicable.

                  5.22.3.4 Activities for documented rework/retest will be kept as part of the ATP Log sheets, TP0195-02 and electronically kept as part of the Lotus Notes FRS database.

                  5.22.3.5  Copy of the unit Serial Number label.

                  5.22.3.6  Any deviation associated with the unit

                  5.22.3.7 A copy of all the associated paperwork within the DHR will be forwarded with each unit shipped to NxStage Medical, Inc.

      5.23  Record Retention

            5.23.1 KMC Systems Documents: 781-03024 Archiving of Quality Records
                  and Documents.

            5.23.2 Device Master Record documentation related to the manufacture of the NxStage System One Cycler will be retained for a minimum of 2 years, after the last device has been shipped per the released schedule/Purchase Order. After such time, the DMR will be forwarded to NxStage Medical, Inc.

            5.23.3 A Device History Record folder will be maintained in Quality
                  Assurance or Records Retention for all serialized NxStage System One Cycler units shipped from KMC Systems.

            5.23.4 Device History Records for the NxStage System One Cycler will be retained for 7 years after the last device has been shipped per the released schedule/Purchase Order. The retention period may be extended, if deemed necessary. KMC Systems will ship the Device History Records to NxStage Medical Inc. at the end of the retention period.

                                  ATTACHMENT 5

                               UNIT TRANSFER PRICE

DESCRIPTION       QUALITY        MATERIAL COST     UNIT TRANSFER PRICE
-----------       -------        -------------     -------------------
NX1000-1           [**]             $[**]                $[**]
Chronic

NX1000-1           [**]             $[**]                $[**]
Chronic

NX1000-2           [**]             $[**]                $[**]
Acute

NX1000-2           [**]             $[**]                $[**]
Acute

                                  ATTACHMENT 6

                             KMC STANDARD SELL RATES
           EFFECTIVE PERIOD: TWO YEARS FROM THE DATE OF THE AGREEMENT

                                                                                          2005
                                                                                         $/HOUR
                                                                                         ------
ENGINEERING STAFF SUPPORT RATES:

      1U         Consulting Engineer                                                      [**]
      1R         Principal Engineer                                                       [**]
      1K         Senior Staff Engineer                                                    [**]
      1F         Staff Engineer                                                           [**]
      1Y         Engineering Technician                                                   [**]
      13         Drafting                                                                 [**]

MANUFACTURING STAFF SUPPORT RATES

      4C         Quality Assurance Engineer                                               [**]
      4R         Manufacturing Engineer                                                   [**]
      4H         Test Technician                                                          [**]
      4F         Buyer/Planner                                                            [**]
      4Y         Assembler                                                                [**]

MANAGEMENT SUPPORT RATES

      1X         Engineering Program Management                                           [**]
      4W         Manufacturing Program Management                                         [**]
      4G         Manufacturing Quality Management                                         [**]
      4S         Manufacturing Team Leader Management                                     [**]

MATERIAL

                 All material will be invoiced at actual total cost plus fee.

OUTSIDE SERVICES

                 These costs will be invoiced at actual total cost plus fee.

VENDOR TOOLING

                 Tooling will be invoiced at actual cost plus factor of [**]

TRAVEL

                 Actual Cost to KMC